
                                                                Schedule II
                       CONSOLIDATED RAIL CORPORATION
                     VALUATION AND QUALIFYING ACCOUNTS
                     FOR THE YEARS ENDED DECEMBER 31,

                               (In Millions)


                                         Additions
                                   ----------------------
                        Balance at  Charged to  Charged                  Balance
                        Beginning   Costs and   to Other                  At End
Description             of Period   Expenses    Accounts   Deductions    of Period
-----------            ----------- -----------  ---------- ----------   ---------
                                                   (1)

1995
Casualty reserves
   Current...............  $103                               $ (4) (2)    $107
   Noncurrent............   212       $174       $ 14          183  (3)     217

Allowance for disposition
  of property and
  equipment (4)(5)........  241        261                      63          439


1996
Casualty reserves
   Current...............   107                                (31) (2)     138
   Noncurrent............   217        168         11          206  (3)     190

Allowance for disposition
  of property and
  equipment (4) ..........  439                                 31          408


1997
Casualty reserves
   Current...............   138          1                                  139
   Noncurrent............   190        127         14          133  (3)     198

Allowance for disposition
  of property and
  equipment (4)............ 408                                 16          392



(1)  Includes charges to property accounts in connection with construction projects and the recording of receivables from third parties.

(2)  Includes net transfers from noncurrent.

(3)  Includes net transfers to current.

(4)  Deductions of $63 million, $31 million and $16 million in 1995, 1996 and 1997, respectively, represent net losses on asset dispositions.

(5)  In 1995, the Company recorded an asset disposition charge, which resulted from a review of the Company's route system and other operating assets to determine those that no longer effectively and economically support current and expected operations.
     The Company identified and planned to sell 1,800 miles of rail lines that were expected to provide proceeds substantially less than net book value.  In addition, other assets, principally yards and side tracks, identified for disposition have been written down to estimated net realizable value.  (See Note 12 to the Consolidated
     Financial Statements included elsewhere in this Annual Report.)
